Exhibit (g)(2)(ii)

SCHEDULE II

THIS SCHEDULE II, amended and restated as of December 20, 2013 to reflect the current series of the RBC Funds Trust, is Schedule II to that certain Custody Agreement dated as of August 1, 2011 between The Bank of New York Mellon and RBC Funds Trust.

PORTFOLIOS

RBC BlueBay Emerging Market Corporate Bond Fund

RBC BlueBay Emerging Market Select Bond Fund

RBC BlueBay Global High Yield Fund

RBC BlueBay Global Convertible Bond Fund

RBC BlueBay Absolute Return Fund

RBC Emerging Markets Equity Fund

RBC Emerging Markets Small Cap Equity Fund

RBC FUNDS TRUST

By:
Name:	Kathleen Gorman
Title:	President
Date:

THE BANK OF NEW YORK MELLON

By:
Name:
Title:
Date:

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